Exhibit 10.14(a)

Revised Schedule to Change in Control Agreement

Horace Mann Educators Corporation (“HMEC”) and Horace Mann Service Corporation (“HMSC”) entered into Change in Control Agreements with the following persons on the dates shown. These agreements are substantially similar to the one included as Exhibit 10.14 to HMEC’s Annual Report on Form 10-K for the year ended December 31, 2012, except that the multiple of the annual base salary and average of annual cash bonus paid to the employee in the last three years is equal to the duration listed below.

		Original	Replacement
Employee	Duration	Agreement Date	Agreement Date

Stephen P. Cardinal	2 years	December 2008	December 2011
Richard R. Schulenburg	2 years	December 2007	December 2011